Exhibit 3.36

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:36 PM 11/03/2005
FILED 02:26 PM 11/03/2005
SRV 050900163 – 4055547 FILE

CERTIFICATE OF

FORMATION

OF

INTERACTIVE DATA MANAGEMENT AND SERVICES LLC

This Certificate of Formation of Interactive Data Management and Services LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.	The name of the Company is Interactive Data Management and Services LLC.

2.	The address of the registered office of the Company in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of the Company’s registered agent at the address is The Corporation Trust Company.

3.	There is no final date on which the Company is to dissolve.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of November 3, 2005.

Interactive Data Corporation
Member

By:	/s/ Patricia M. Natale
Name: Patricia M. Natale
Title: Authorized Person

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